UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No. 23)*

E*TRADE Financial Corporation
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

269246104
(CUSIP Number)

John C. Nagel
Citadel LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 20, 2011
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 269246104	Page 2 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Citadel Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent1
14	TYPE OF REPORTING PERSON PN, HC

1 See Item 5.

CUSIP No. 269246104	Page 3 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Citadel LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent2
14	TYPE OF REPORTING PERSON OO, HC

2 See Item 5.

CUSIP No. 269246104	Page 4 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Kenneth Griffin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent3
14	TYPE OF REPORTING PERSON IN, HC

3 See Item 5.

CUSIP No. 269246104	Page 5 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Citadel Equity Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent4
14	TYPE OF REPORTING PERSON CO

4 See Item 5.

CUSIP No. 269246104	Page 6 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Citadel Securities LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent5
14	TYPE OF REPORTING PERSON OO, BD

5 See Item 5.

CUSIP No. 269246104	Page 7 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Citadel Derivatives Trading Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent6
14	TYPE OF REPORTING PERSON CO

6 See Item 5.

CUSIP No. 269246104	Page 8 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Citadel Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent7
14	TYPE OF REPORTING PERSON OO, HC, IA

7 See Item 5.

CUSIP No. 269246104	Page 9 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Citadel Holdings I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent8
14	TYPE OF REPORTING PERSON PN, HC

8 See Item 5.

CUSIP No. 269246104	Page 10 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Citadel Holdings II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent9
14	TYPE OF REPORTING PERSON PN, HC

9 See Item 5.

CUSIP No. 269246104	Page 11 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Citadel Investment Group II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 27,423,986 shares
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER See Row 8 above.
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ☐ See Row 8 above.
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8 percent10
14	TYPE OF REPORTING PERSON OO, HC

10 See Item 5.

CUSIP No. 269246104	Page 12 of 15 Pages

ITEM 1.  SECURITY AND ISSUER

This Amendment No. 23 amends the Schedule 13D filed on December 17, 2007 (the “Original Filing”) by Citadel Limited Partnership (“CLP”), Citadel LLC (f/k/a Citadel Investment Group, L.L.C. (“CIG” or “CLLC”)), Kenneth Griffin (“Griffin”), Citadel Equity Fund Ltd. (“CEF”), Citadel Securities LLC (f/k/a Citadel Derivatives Group LLC (“CDG” or “Citadel Securities”)), Citadel Derivatives Trading Ltd. (“CDT”), Wingate Capital Ltd. (“Wingate”), and Citadel AC Investments Ltd. (“CAC”) relating to the Common Stock, $0.01 par value, of E*TRADE Financial Corporation, as amended by Amendment No. 1 to Schedule 13D filed on January 18, 2008 (“Amendment No. 1”), Amendment No. 2 to Schedule 13D filed on February 27, 2008 (“Amendment No. 2”), Amendment No. 3 to Schedule 13D filed on March 10, 2008 (“Amendment No. 3”), Amendment No. 4 to Schedule 13D filed on April 1, 2008 (“Amendment No. 4”), Amendment No. 5 to Schedule 13D filed on April 4, 2008 (“Amendment No. 5”), Amendment No. 6 to Schedule 13D filed on May 6, 2008 (“Amendment No. 6”), Amendment No. 7 to Schedule 13D filed on May 14, 2008 (“Amendment No. 7”), Amendment No. 8 to Schedule 13D filed on May 27, 2008 (“Amendment No. 8”), Amendment No. 9 to Schedule 13D filed on June 10, 2009 (“Amendment No. 9”), Amendment No. 10 to Schedule 13D filed on June 22, 2009 (“Amendment No. 10”), Amendment No. 11 to Schedule 13D filed on August 13, 2009 (“Amendment No. 11”), Amendment No. 12 to Schedule 13D filed on August 21, 2009 (“Amendment No. 12”), Amendment No. 13 to Schedule 13D filed on August 31, 2009 (“Amendment No. 13”), Amendment No. 14 to Schedule 13D filed on September 17, 2009 (“Amendment No. 14”), Amendment No. 15 to Schedule 13D filed on September 24, 2009 (“Amendment No. 15”), Amendment No. 16 to Schedule 13D filed on September 30, 2009 (“Amendment No. 16”), Amendment No. 17 to Schedule 13D filed on October 2, 2009 (“Amendment No. 17”), Amendment No. 18 to Schedule 13D filed on October 7, 2009 (“Amendment No. 18”), Amendment No. 19 to Schedule 13D filed on October 13, 2009 (“Amendment No. 19”), Amendment No. 20 to Schedule 13D filed on April 30, 2010 (“Amendment No. 20”), Amendment No. 21 to Schedule 13D filed on February 28, 2011 (“Amendment No. 21”), and Amendment No. 22 to Schedule 13D filed on April 27, 2011 (“Amendment No. 22” and, together with the Original Filing, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15, Amendment No. 16, Amendment No. 17, Amendment No. 18, Amendment No. 19, Amendment No. 20 and Amendment No. 21, the “Prior Filing”) by CLP, CIG, Griffin, CEF, CDG, CDT, CAC, Citadel Advisors LLC (“Citadel Advisors”), Citadel Holdings I LP (“CH-I”), Citadel Holdings II LP (“CH-II”), and Citadel Investment Group II, L.L.C. (“CIG-II”). Capitalized terms not defined herein shall have the meaning given to them in the Prior Filing.

ITEM 4.  PURPOSE OF TRANSACTION

Item 4 of the Prior Filing is amended by adding the following paragraph after the end of the fourth paragraph:

On July 20, 2011, Citadel LLC transmitted a letter to Steven J. Freiberg, the Chief Executive Officer and Interim Chairman of the Issuer.  In that letter, Citadel LLC expressed its continuing and significant dissatisfaction with the financial performance of the Issuer and the management of the Issuer’s business.  Among other things, Citadel LLC urged that the Issuer call a special meeting of its shareholders in order to consider and vote on steps aimed at maximizing the value for all shareholders, including:

•
a non-binding advisory shareholder resolution that a Special Committee of the Board, comprised of Directors who have joined the Board within the past three years, promptly retain the services of a nationally-recognized investment banking firm (that has not previously advised the Company or the Board) to undertake a review of its strategic alternatives in order to maximize shareholder value, including a possible sale of the Company;

•	an amendment to the Company’s certificate of incorporation to remove the existing staggered Board provisions to give shareholders a meaningful voice in choosing the Company’s future; and
•	the removal of Michael Parks and Donna Weaver as Directors of the Company and the election of independent director replacements.

In the letter, Citadel LLC stated that if the Issuer failed to call the special meeting by July 22, 2011 then Citadel would formally request the Issuer call a meeting pursuant to Article Sixth of the Issuer’s certificate of incorporation.

CUSIP No. 269246104	Page 13 of 15 Pages

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Prior Filing is amended and restated in its entirety as follows:

(a)	Number of shares: 27,423,986 shares

Percentage of shares: 9.8%15

(b)	Sole power to vote or direct the vote: 0 shares

Shared power to vote or direct the vote: 27,423,986 shares

Sole power to dispose or to direct the disposition: 0 shares

Shared power to dispose or direct the disposition: 27,423,986 shares

(c)	There have been no transactions effected by the Reporting Persons in the shares of Common Stock of the Issuer since the date of Amendment No. 22.

(d)	Not applicable.

(e)	Not applicable.

ITEM 7.MATERIAL TO BE FILED AS EXHIBITS

The following documents are filed as appendices and exhibits (or incorporated by reference herein):

Exhibit 99.46	July 20, 2011 letter from Citadel LLC to Stephen J. Freiberg

15 The percentages reported in this Amendment No. 23 are based upon 279,700,971 shares of Common Stock outstanding as of May 2, 2011 (as reported in the Form 10-Q filed by the Issuer on May 4, 2011).

CUSIP No. 269246104	Page 14 of 15 Pages

Signature

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 20th day of July, 2011

CITADEL LIMITED PARTNERSHIP		CITADEL LLC

By:	Citadel LLC,	By:	/s/ John C. Nagel
	its General Partner		John C. Nagel, Authorized Signatory

By:	/s/ John C. Nagel
John C. Nagel, Authorized Signatory

CITADEL EQUITY FUND LTD.		CITADEL DERIVATIVES TRADING LTD.

By:	Citadel Advisors LLC,	By:	Citadel Advisors LLC,
	its Portfolio Manager		its Portfolio Manager

By:	Citadel Holdings II LP, its Managing Member	By:	Citadel Holdings II LP, its Managing Member

By:	Citadel Investment Group II, L.L.C.,	By:	Citadel Investment Group II, L.L.C.,
	its General Partner		its General Partner

By:	/s/ John C. Nagel	By:	/s/ John C. Nagel
	John C. Nagel, Authorized Signatory		John C. Nagel, Authorized Signatory

KENNETH GRIFFIN		CITADEL SECURITIES LLC

By:	/s/ John C. Nagel	By:	Citadel Advisors LLC,
	John C. Nagel, attorney-in-fact*		its Managing Member

		By:	Citadel Holdings II LP, its Managing Member

		By:	Citadel Investment Group II, L.L.C.,
its General Partner

		By:	/s/ John C. Nagel
John C. Nagel, Authorized Signatory

* John C. Nagel is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 24, 2006, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Schedule 13G for Morgans Hotel Group Co.

CUSIP No. 269246104	Page 15 of 15 Pages

CITADEL ADVISORS LLC		CITADEL HOLDINGS I LP

By:	Citadel Holdings II LP,	By:	Citadel Investment Group II, L.L.C.,
	its Managing Member		its General Partner

By:	/s/ John C. Nagel	By:	/s/ John C. Nagel
	John C. Nagel, Authorized Signatory		John C. Nagel, Authorized Signatory

CITADEL HOLDINGS II LP		CITADEL INVESTMENT GROUP II, L.L.C.

By:	Citadel Investment Group II, L.L.C.,	By:	/s/ John C. Nagel
	its General Partner		John C. Nagel, Authorized Signatory

By:	/s/ John C. Nagel
John C. Nagel, Authorized Signatory